Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2015 RESULTS

Growth in Loans, Core Deposits and Record Net Interest Income

(Bridgehampton, NY – April 29, 2015)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced first quarter results for 2015.  Highlights of the Company’s financial results for the quarter include:

•     Record core net income of $4.9 million and $.42 per share, a 22% increase in core net income over March 2014.

•     Returns on average assets and equity utilizing core net income were .88% and 11.04% in 2015 compared to .83% and 9.32%, respectively in March 2014.

•                 Net interest income increased $3.2 million to $18.7 million, with a net interest margin of 3.63%.

•                 Total assets of $2.3 billion at March 31, 2015, 8% higher than March 2014.

•                 Loan growth of $267 million or 24%, compared to March 2014.

•                 Deposits of $1.84 billion, a 10% increase compared to March 2014.

•                 Continued solid asset quality metrics and reserve coverage.

•                 All capital ratios exceed the fully phased in requirements of Basel III.

•                 Declared a dividend of $.23 during the quarter.

“The Company’s record net interest income and 22% increase in core net income reflects the success of our expansion strategy.  The momentum generated from our February 2014 FNBNY acquisition, coupled with our larger branch footprint, produced significant growth in loans and core deposits,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter was $4.8 million or $.41 per share, compared to $.4 million for the quarter ended March 2014. The results for March 2014 included $3.6 million of costs, net of tax associated with the FNBNY acquisition, net securities losses and certain branch restructuring costs.  Core net income for March 2015 was $4.9 million or $.42 per share, a 22% increase compared to $4.0 million or $.35 per share, for the same period in 2014. Core net income reflects the March 2015 quarterly results adjusted for certain costs, net of tax related to the pending Community National Bank (“CNB”) acquisition and net securities losses.  Returns on average assets and equity for the first quarter of 2015 were .85% and 10.74%, respectively, while core returns on average assets and equity were .88% and 11.04%, respectively.

Interest income grew in the first quarter 2015 as average earning assets increased 14% or $262.2 million, and the net interest margin increased to 3.63% from 3.46% in March 2014. The increase in the net interest margin reflects a shift in asset mix from lower yielding securities to higher yielding loans associated with greater loan demand.  The higher margin also reflects $.8 million associated with greater than expected cash flows from the sale of certain acquired purchase credit impaired loans. Additionally, higher deposit balances, higher yields on securities, and lower cost of funds contributed to the enhanced margin.

The provision for loan losses was $.8 million for the quarter, $.1 million higher than the 2014 first quarter.  The Company recorded net charge-offs of $.2 million for the quarter, a decrease of $.1 million compared to the first quarter of 2014.

Total non-interest income was $2.8 million, an increase of $2.0 million compared to the first quarter of 2014. The increase reflects $.8 million in higher levels of other non-interest income associated with fee income, BOLI, and gain on sale of loans, along with a $1.1 million decrease in net securities losses and an additional $.1 million in title revenue. Non-interest expense was $13.3 million, a decrease of $1.7 million compared to $15.0 million for the first quarter of 2014. The decrease reflects $4.3 million in lower acquisition costs, partially offset by a $1.3 million increase in salaries and benefits and a $1.3 million increase in other non-interest expense. These increases reflect additional staffing and new facilities associated with the FNBNY acquisition and three new branches, as well as, continued investments in technology.

“Our sustained robust loan growth is funded principally by core deposits, fueled by our expanding customer base. This quarter loans grew $65 million or 4.8% from December 2014, and $267 million or 24% compared to last March, ending the quarter above $1.4 billion. During the quarter, we invested cash flows from our securities portfolio into higher yielding loans, improving our margin. This quarter’s results further demonstrate the benefits of our increased scale and our strong, well-capitalized, balance sheet enables us to continue to execute our strategic vision,” stated Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets were $2.3 billion at March 31, 2015, $174.4 million higher than March 2014 and average assets for the quarter increased $303.2 million or 15%. Loans grew $267.4 million to $1.4 billion at March 2015 compared to March 2014. Investments decreased $101.1 million to $741.7 million at March 2015 compared to March 2014. Growth in earning assets continues to be funded principally by deposits, which increased $164.5 million or 10% to $1.84 billion at March 2015. Demand deposits totaled $641.0 million, $121.0 million or 23% higher than March 2014. Although aggregate demand deposit balances declined $62 million from December 2014, core demand deposits increased $26 million, partially offsetting the $88 million decline associated with the seasonal outflow of public funds.

Asset quality measures remained strong as non-performing assets were $2.3 million or .10% of total assets at March 31, 2015, a decrease of $1.5 million from $3.8 million at March 31, 2014.  Non-performing loans of $2.3 million represent .17% of total loans, compared to $3.8 million or .33% at March 31, 2014.

Loans 30 to 89 days past due decreased $2.0 million to $.6 million at March 31, 2015 from $2.6 million at March 31, 2014.  Additionally, the Company held no OREO at March 2015, December 2014 and March 2014.

The allowance for loan losses increased $1.9 million to $18.3 million at March 31, 2015 from $16.4 million as of March 2014. The allowance as a percentage of BNB originated loans was 1.35% at March 31, 2015, compared to 1.56% at March 31, 2014. These declines reflect an improving economy, increasing collateral values, and improving asset quality trends. The allowance as a percentage of total loans was 1.30% at March 31, 2015 compared to 1.44% at March 2014 and includes the FNBNY acquired loans, recorded at their fair value, effectively netting estimated future losses against those loan balances.

Stockholders’ equity grew $13.3 million to $180.2 million at March 31, 2015, compared to $166.9 million at March 31, 2014.  The growth reflects earnings, as well as the capital raised in connection with the Dividend Reinvestment Plan, and an increase in the fair value of available for sale investment securities partially offset by shareholders’ dividends. The Company’s capital ratios exceed all fully phased in capital requirements under the newly effective Basel III rules and the Bank remains classified as well capitalized.

CNB Acquisition Update

“As announced in December 2014, we entered into an agreement to acquire Community National Bank, with 11 branches in Nassau, Suffolk, Queens and Manhattan and total assets of $940 million, including $776 million in loans and deposits of $825 million. We have filed our application with the OCC and anticipate approval during the second quarter. The transaction also requires shareholder approval and CNB has scheduled its shareholder meeting for May 7, 2015 and our shareholder meeting will be held on May 8, 2015. We continue to work closely with the Board, management and employees of CNB to ensure a smooth transition and expect to close the transaction later in the second quarter,” advised Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (“BNB”). Established in 1910, BNB, with assets of approximately $2.3 billion, and a primary market area of Suffolk and Southern Nassau Counties, Long Island, operates 29 retail branch locations and two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, difficulties related to the integration of the businesses following the CNB merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Bridge Bancorp has filed a registration statement on Form S-4 containing a proxy statement/prospectus and other documents with the SEC regarding the proposed acquisition of Community National Bank.  Community National Bank stockholders and investors are urged to read the prospectus because it contains important information about Bridge Bancorp and Community National Bank. Copies of the prospectus have been provided to Community National Bank stockholders.  Copies of the prospectus also may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Bridge Bancorp, Inc., Attention: Corporate Secretary, 2200 Montauk Highway, Bridgehampton, New York, 11932, or on its website at www.bridgenb.com.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Cash and Due from Banks	$36,996	$45,109	$36,407
Interest Earning Deposits with Banks	11,781	6,621	7,764
Total Cash and Cash Equivalents	48,777	51,730	44,171

Securities Available for Sale, at Fair Value	529,998	587,184	626,732
Securities Held to Maturity	211,680	214,927	216,043
Total Securities	741,678	802,111	842,775

Securities, Restricted	8,619	10,037	10,489

Loans Held for Investment	1,403,129	1,338,327	1,135,730
Less: Allowance for Loan Losses	(18,260)	(17,637)	(16,369)
Loans, net	1,384,869	1,320,690	1,119,361
Premises and Equipment, net	32,754	32,424	30,198
Goodwill and Other Intangible Assets	10,244	10,292	12,759
Accrued Interest Receivable and Other Assets	60,368	61,369	53,175
Total Assets	$2,287,309	$2,288,653	$2,112,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$640,998	$703,130	$519,962
Savings, NOW and Money Market Deposits	1,059,184	989,287	987,484
Certificates of Deposit of $100,000 or more	84,398	83,071	101,337
Other Time Deposits	54,829	58,291	66,103
Total Deposits	1,839,409	1,833,779	1,674,886
Federal Funds Purchased and Repurchase Agreements	131,244	111,263	77,562
Federal Home Loan Bank Advances	106,707	138,327	152,217
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	13,796	14,164	25,406
Total Liabilities	2,107,158	2,113,535	1,946,073
Total Stockholders’ Equity	180,151	175,118	166,855
Total Liabilities and Stockholders’ Equity	$2,287,309	$2,288,653	$2,112,928

Selected Financial Data:

Tangible Book Value Per Share	$14.52	$14.15	$13.26

Capital Ratios (1):
Total capital (to risk weighted assets)	12.7%	13.0%	14.0%
Tier 1 capital (to risk weighted assets)	11.6%	11.9%	12.8%
Common equity tier 1 capital (to risk weighted assets)	10.6%	N/A	N/A
Tier 1 capital (to average assets)	8.5%	8.4%	9.3%

Asset Quality:
Loans 30-89 days past due	$611	$1,310	$2,647
Loans 90 days past due and accruing	$325	$144	$1,598

Non-performing loans	$2,342	$1,203	$3,796
Non-performing assets	$2,342	$1,203	$3,796

Non-performing loans/Total loans	0.17%	0.09%	0.33%
Non-performing assets/Total assets	0.10%	0.05%	0.18%
Allowance/Non-performing loans	779.68%	1466.08%	431.22%
Allowance/Total loans	1.30%	1.32%	1.44%
Allowance/Originated loans	1.35%	1.39%	1.56%

(1) Q1 2015 Capital ratios have been calculated under the new Basel III requirements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended
	March 31,
	2015	2014

Interest Income	$20,507	$17,358
Interest Expense	1,812	1,822
Net Interest Income	18,695	15,536
Provision for Loan Losses	800	700
Net Interest Income after Provision for Loan Losses	17,895	14,836
Other Non Interest Income	2,351	1,592
Title Fee Income	463	322
Net Securities Losses	(10)	(1,112)
Total Non Interest Income	2,804	802
Salaries and Benefits	7,523	6,206
Acquisition Costs and Branch Restructuring	175	4,434
Amortization of Core Deposit Intangible	48	58
Other Non Interest Expense	5,564	4,315
Total Non Interest Expense	13,310	15,013
Income Before Income Taxes	7,389	625
Provision for Income Taxes	2,626	219
Net Income	$4,763	$406
Basic and Diluted Earnings Per Share	$0.41	$0.04
Weighted Average Common Shares	11,686	11,482

Selected Financial Data:

Return on Average Total Assets	0.85%	0.08%
Acquisition Costs and Branch Restructuring, Net of Tax	0.03%	0.60%
Net Securities Losses, Net of Tax	0.00%	0.15%
Core Return on Average Total Assets	0.88%	0.83%

Return on Average Stockholders’ Equity	10.74%	0.94%
Acquisition Costs and Branch Restructuring, Net of Tax	0.28%	6.70%
Net Securities Losses, Net of Tax	0.02%	1.68%
Core Return on Average Stockholders’ Equity	11.04%	9.32%

Net Interest Margin	3.63%	3.46%
Core Efficiency	60.20%	59.27%
Core Operating Expense as a % of Average Assets	2.35%	2.19%

Reconciliation of GAAP and core net income and earnings per share for the three months ended March 31, 2015 and 2014:

	Three months ended
	March 31,
	2015		2014

Net Income Reported/Diluted Earnings Per Share - (GAAP)	$4,763	$0.41	$406	$0.04
Adjustments:
Acquisition Costs and Branch Restructuring, Net of Tax	124	0.01	2,882	0.25
Net Securities Losses, Net of Tax	6	—	723	0.06
Net Income/Diluted Earnings Per Share - Core	$4,893	$0.42	$4,011	$0.35

The table above provides a reconciliation of GAAP net income and core net income (GAAP net income adjusted for acquisition costs for FNBNY & CNB, and branch restructuring costs, and net securities losses) and GAAP earnings per share and core earnings per share.  The Company’s management believes the presentation of core net income and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,349,992	$16,493	4.95%	$1,064,457	$13,316	5.07%
Securities	754,469	4,238	2.28	778,847	4,335	2.26
Deposits with banks	12,699	7	0.22	11,634	8	0.28
Total interest earning assets	2,117,160	20,738	3.97	1,854,938	17,659	3.86
Non interest earning assets:
Other Assets	147,468			106,530
Total assets	$2,264,628			$1,961,468

Interest bearing liabilities:
Deposits	$1,196,953	$1,075	0.36%	$1,080,112	$1,107	0.42%
Federal funds purchased and repurchase agreements	121,188	146	0.49	63,593	129	0.82
Federal Home Loan Bank advances	85,686	250	1.18	83,624	245	1.19
Junior Subordinated Debentures	16,002	341	8.64	16,002	341	8.64
Total interest bearing liabilities	1,419,829	1,812	0.52	1,243,331	1,822	0.59
Non interest bearing liabilities:
Demand deposits	650,635			533,595
Other liabilities	14,380			9,922
Total liabilities	2,084,844			1,786,848
Stockholders’ equity	179,784			174,620
Total liabilities and stockholders’ equity	$2,264,628			$1,961,468

Net interest income/interest rate spread		18,926	3.45%		15,837	3.27%

Net interest earning assets/net interest margin	$697,331		3.63%	$611,607		3.46%

Less: Tax equivalent adjustment		(231)			(301)

Net interest income		$18,695			$15,536